UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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CHINDEX INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)
N/A

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CHINDEX INTERNATIONAL, INC.
4340 EAST WEST HIGHWAY
BETHESDA, MARYLAND 20814
IMPORTANT REMINDER TO VOTE YOUR PROXY
September 2, 2014
Dear Stockholder:
Our records indicate your vote has not yet been received for the special meeting of stockholders of Chindex International, Inc. (the “Company”), to be held on September 16, 2014 at 10:30 a.m., Eastern Time. Please take a moment right now to ensure that your shares are represented at this important meeting.
At this meeting, you will be asked to consider and vote upon a proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated as of April 18, 2014, as amended as of August 6, 2014 (the “Merger Agreement”), by and among the Company, Healthy Harmony Holdings, L.P., and Healthy Harmony Acquisition, Inc. In order for you to receive US$24.00 in cash for each share that you own, we need your support.
The failure to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Your vote is very important.
PLEASE VOTE YOUR SHARES TODAY BY PHONE, INTERNET OR BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD.
After carefully considering the unanimous recommendation of the transaction committee and other factors, the Company’s board of directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to approve, on a non-binding basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the proposed merger, and “FOR” the proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.
If you have any questions, please call MacKenzie Partners, Inc., which is assisting with the solicitation, toll-free at (800) 322-2885 or collect (212) 929-5500 or by email to proxy@mackenziepartners.com.
Sincerely,
Chindex International, Inc.
If you have recently voted, please disregard this reminder and thank you for your attention to this important matter.